Exhibit 99.2

Regional Health Properties, Inc. Announces Final Results and Closing of Exchange Offer

ATLANTA, GA, July 3, 2023 — Regional Health Properties, Inc. (NYSE American: RHE) (NYSE American: RHE-PA) (the “Company”) today announced the final results, and the closing, of its previously commenced offer to exchange (the “Exchange Offer”) any and all of the Company’s outstanding 10.875% Series A Cumulative Redeemable Preferred Shares (the “Series A Preferred Stock”) for newly issued shares of the Company’s 12.5% Series B Cumulative Redeemable Preferred Shares (the “Series B Preferred Stock”).

As previously announced, the Exchange Offer expired at 11:59 p.m., New York City time, on June 27, 2023 (such time and date, the “Expiration Date”).

Continental Stock Transfer & Trust Company, the exchange agent in connection with the Exchange Offer, has advised the Company that, as of the Expiration Date, 2,252,272 shares of Series A Preferred Stock had been properly tendered (and not validly withdrawn) in the Exchange Offer, representing approximately 80.1% of the outstanding shares of Series A Preferred Stock.

All of the shares of Series A Preferred Stock properly tendered (and not validly withdrawn) prior to the Expiration Date pursuant to the Exchange Offer were accepted by the Company and will be retired. On June 30, 2023, in exchange for each such share of Series A Preferred Stock, participating holders of Series A Preferred Stock received one share of Series B Preferred Stock, resulting in the issuance of 2,252,272 shares of Series B Preferred Stock. 559,263 shares of Series A Preferred Stock did not participate in the Exchange Offer and remain outstanding.

“For many years, we believe the Company’s capital structure was an impediment to the Company and its equity investors. We expect the recently approved transaction, which will reduce the liquidation preference and eliminate accumulated and unpaid Series A Preferred Stock dividends, to reduce the overhang that inhibited the Company from taking strategic direction to maximize shareholder value,” said Brent Morrison, the Company’s President and Chief Executive Officer.

About Regional Health Properties

Regional Health Properties, Inc., a Georgia corporation, is a self-managed healthcare real estate investment company that invests primarily in real estate purposed for senior living and long-term care. For more information, visit www.regionalhealthproperties.com.

No Offer or Solicitation

This communication is not intended to and shall not constitute an offer to buy or sell or the solicitation of an offer to buy or sell any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offering of securities shall be made, except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Company Contact

Brent Morrison

Chief Executive Officer and President

Regional Health Properties, Inc.

Tel (678) 368-4402

brent.morrison@regionalhealthproperties.com